Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
1000 LOUISIANA, SUITE 6800 HOUSTON, TEXAS 77002-5026 TEL: (713) 655-5100 FAX: (713) 655-5200 www.skadden.com September 15, 2020 Southwestern Energy Company 10000 Energy Drive Spring, Texas 77389

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RE:  Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States counsel to Southwestern Energy Company, a Delaware corporation (“Southwestern”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) by Southwestern. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the issuance of shares of Southwestern common stock (the “Shares”) to be distributed to stockholders of Montage Resources Company (“Montage”), pursuant to the Agreement and Plan of Merger, dated as of August 12, 2020, by and between Southwestern and Montage (the “Merger Agreement”).

On the request of Southwestern, this opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we examined and relied upon the following:

(a)    an executed copy of the Merger Agreement;

(b)    the Registration Statement;

(c)    an executed copy of a certificate of Chris Lacy, Secretary of Southwestern, dated the date hereof (the “Secretary’s Certificate”);

(d)    a copy of Southwestern’s certificate of incorporation, as amended, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(e)    a copy of the bylaws of Southwestern, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(f)    a copy of certain resolutions adopted by the Board of Directors of Southwestern, adopted on August 11, 2020, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Southwestern and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of Southwestern and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than Southwestern, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the enforceability thereof against such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Southwestern and others and of public officials. In rendering the opinion stated herein, we have also assumed that (i) if issued in physical form, the certificates in the form under the DGCL representing the Shares will be duly executed by the authorized officers of Southwestern and duly executed, countersigned and registered by the transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Shares or, if issued in book-entry form, an appropriate account statement evidencing the Shares credited to the recipient’s account maintained with such transfer agent and registrar has been issued by such transfer agent and (ii) the issuance of the Shares will be properly recorded in the share registry of Southwestern.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the issuance of Shares has been duly authorized by all requisite corporate action on the part of Southwestern under the DGCL, and when (i) the Registration Statement, as finally amended (including all necessary post effective amendments, has become effective under the Securities Act, (ii) the stockholders of Montage have approved the merger, (iii) the merger has been consummated in accordance with the Merger Agreement, and (iv) the Shares are issued and delivered in accordance with the terms of the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per Share.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Validity of Common Stock” in the Registration Statement and in the related proxy statement/prospectus contained therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

FEB	Skadden, Arps, Slate, Meagher & Flom LLP